EXHIBIT 99.1

Cardtronics Announces Record Second Quarter 2011 Results

HOUSTON, Aug. 4, 2011 (GLOBE NEWSWIRE) -- Cardtronics, Inc. (Nasdaq:CATM) (the "Company"), the world's largest retail ATM owner, today announced its financial and operational results for the quarter ended June 30, 2011.

Key financial and operational statistics in the second quarter of 2011 compared to the second quarter of 2010 include:

  Consolidated revenues of $147.3 million, up by 11%
  Adjusted Net Income per diluted share of $0.34, up by 31% from $0.26
  Gross margin of 33.2%, up from 32.5%
  Adjusted EBITDA of $37.9 million, up by 12%
  GAAP net income of $8.7 million, up by 6%
  GAAP net income per diluted share of $0.20, up from $0.19
  Continued improvements in several key operating metrics (amounts presented exclude transactions from the Company's managed services offerings):
  Total transactions increased by 16%
  Total cash withdrawal transactions per ATM increased by 13%
  Revenues per ATM increased by 5%
  Operating gross profit per ATM increased by 9%

Please refer to the "Disclosure of Non-GAAP Financial Information" contained later in this release for definitions of Adjusted EBITDA and Adjusted Net Income. For additional financial information, including reconciliations to comparable GAAP measures, please refer to the supplemental schedules of selected financial information at the end of this release.

"We had a busy second quarter, which was highlighted by strong top-line revenue growth that resulted in very strong adjusted earnings growth of over 30 percent. Our results continue to reflect the strength of our business model and the successful execution of multiple elements of our strategy," commented Steve Rathgaber, chief executive officer. "In addition, we are very pleased to announce that our acquisition of EDC's ATM business has been completed effective July 25. The EDC acquisition is a natural extension of our strategy, and with the addition of this business, we've added some premier retail accounts and outstanding employees."

RECENT HIGHLIGHTS

  The acquisition of EDC, which increased the number of ATMs owned and operated by the Company by approximately 3,600 ATMs, is expected to be accretive to Adjusted Net Income per diluted share starting immediately and will become more accretive in future periods, as synergies are fully realized.
  The acquisition of LocatorSearch, a leading provider of location search technology deployed by financial institutions to help customers find the nearest branch office, ATM, surcharge-free ATM network or any specific service.
  Net new installations, for the quarter, of over 600 Company-owned ATMs.
  Net addition of bank brands to over 280 existing ATMs in the Company's portfolio, through growth with existing relationships and new relationships with financial institutions, including 189 ATMs in the Washington, D.C. area featuring the USAA brand.
  Initiation of our first Mexico bank branding arrangement with Banorte, one of Mexico's leading national banks, with almost 400 ATMs branded as of the end of the second quarter, and another 800 units expected to be branded by the end of third quarter.
  Execution of a contract to operate an additional 70 ATMs at high-traffic BP locations in the U.K.

SECOND QUARTER RESULTS

For the second quarter of 2011, consolidated revenues totaled $147.3 million, representing an 11% increase (9% on a constant currency basis) from the $132.9 million in consolidated revenues generated during the second quarter of 2010. The year-over-year increase is attributable to a combination of increases in transactions per ATM in the Company's domestic and United Kingdom operations; increased revenues from managed services agreements; higher equipment sales; unit growth expansion; growth in Allpoint, the Company's leading surcharge-free network; and favorable changes in foreign currency exchange rates.

Adjusted EBITDA for the second quarter of 2011 totaled $37.9 million, compared to $33.9 million during the second quarter of 2010, and Adjusted Net Income totaled $14.4 million ($0.34 per diluted share) compared to $10.9 million ($0.26 per diluted share) during the second quarter of 2010. The increases in Adjusted EBITDA and Adjusted Net Income per share were driven by our revenue growth and gross margin expansion from 32.5% to 33.2%. The year-over-year improvement in Adjusted Net Income per share was also partially attributable to lower interest expense, which was $2.6 million lower than a year ago, resulting from the refinancing of the Company's debt in the third quarter of 2010 and the subsequent use of free cash flows to repay debt. Specific costs excluded from Adjusted EBITDA and Adjusted Net Income are detailed in a reconciliation included at the end of this press release.

GAAP Net Income for the second quarter of 2011 totaled $8.7 million, compared to $8.2 million during the same quarter in 2010. The year-over-year increase was attributable to the factors identified in the discussion of Adjusted EBITDA and Adjusted Net Income above, partially offset by higher stock-based compensation, non-recurring acquisition-related costs and higher income tax expense.

SIX MONTHS RESULTS

For the six months ended June 30, 2011, consolidated revenues totaled $285.3 million, representing a 9% increase (8% on a constant currency basis) from the $260.7 million in consolidated revenues generated during the same period in 2010. As was the case with the Company's quarterly results, the year-over-year increase was attributable to a combination of increases in transactions per ATM, increased revenues from managed services agreements, higher equipment sales, unit growth expansion, growth in Allpoint, and favorable changes in foreign currency exchange rates.

Adjusted EBITDA totaled $71.4 million for the six months ended June 30, 2011, representing a 13% increase over the $63.2 million in Adjusted EBITDA for the same period in 2010, and Adjusted Net Income totaled $26.0 million ($0.61 per diluted share) for the first six months of 2011, up 33% on a per share basis from $18.8 million ($0.46 per diluted share) during the same period in 2010. The increases in both Adjusted EBITDA and Adjusted Net Income were primarily due to the same factors noted above for the Company's quarterly results.

GAAP Net Income for the six months ended June 30, 2011 totaled $15.2 million, compared to $12.2 million during the same period in 2010.

2011 GUIDANCE

The Company is updating the financial guidance it previously issued regarding its anticipated full-year 2011 results, and now expects the following, which includes expected results from the EDC acquisition from the date of closing through the end of the year:

  Revenues of $598 million to $605 million;
  Overall gross margins of approximately 32.7% to 33%;
  Adjusted EBITDA of $150 million to $153 million;
  Depreciation and accretion expense of approximately $47 million; net of noncontrolling interests
  Cash interest expense of $20 million; net of noncontrolling interests
  Adjusted Net Income of $1.26 to $1.31 per diluted share, based on approximately 42.8 million weighted average diluted shares outstanding; and
  Capital expenditures of approximately $64 million, net of noncontrolling interests.

This Adjusted EBITDA and Adjusted Net Income guidance excludes the impact of $9.1 million of anticipated stock-based compensation expense and $17.8 million of expected intangible asset amortization expense, both on a pre-tax basis. Additionally, this guidance is based on average foreign currency exchange rates during the July to December period of $1.60 U.S. to £1.00 U.K. and $12.00 Mexican pesos to $1.00 U.S. Finally, the guidance assumes that interest rates during the July to December period remain relatively consistent with what the Company has experienced during the first six months of the year.

For reconciliations of Adjusted EBITDA and Adjusted Net Income to comparable GAAP measures, please refer to the supplemental schedules at the end of this release.

LIQUIDITY AND BALANCE SHEET

On July 25, concurrent with the closing of the EDC acquisition, the Company expanded the borrowing capacity under its existing revolving credit facility from $175.0 million to $250.0 million and extended the term of the facility by one year through July 15, 2016. In addition, the amended credit facility can be extended to up to $325.0 million under certain conditions. The amendment also modifies certain pricing terms and restrictive covenants, the terms of which are generally more favorable for the Company.

As a result of the completion of the EDC acquisition and the expanded credit facility, the Company had $171.7 million in outstanding borrowings as of July 25, 2011, with $74.0 million in committed and available credit.

As of the end of the second quarter, the Company's outstanding borrowings under its credit facility reflect the payment of $16.2 million to one of its primary vault cash suppliers for losses sustained by the supplier as a result of the misappropriation of this amount by one of the Company's armored carriers in early 2010. A corresponding receivable is reflected in the Company's noncurrent assets, and the Company expects to recover this entire amount from its insurance coverage.

DISCLOSURE OF NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, and amounts provided on a constant currency basis are non-GAAP financial measures provided as a complement to results prepared in accordance with accounting principles generally accepted within the United States of America ("GAAP") and may not be comparable to similarly-titled measures reported by other companies. Management believes that the presentation of these measures and the identification of unusual, non-recurring, or non-cash items enhance an investor's understanding of the underlying trends in the Company's business and provide for better comparability between periods in different years.

Adjusted EBITDA excludes depreciation, accretion, and amortization expense as these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted Net Income represents net income computed in accordance with GAAP, before amortization expense, loss on disposal of assets, noncontrolling interests, stock-based compensation expense and certain other expense (income). Adjusted Net Income per diluted share is calculated by dividing Adjusted Net Income by average weighted diluted shares outstanding calculated in accordance with GAAP. Adjusted EBITDA also does not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Free Cash Flow is defined as cash provided by operating activities less payments for capital expenditures, including those financed through direct debt. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on portions of the Company's long-term debt. Amounts provided on a constant currency basis are calculated by applying the foreign exchange rate in effect for the applicable prior period to the current year amounts denominated in the respective local currencies. The non-GAAP financial measures presented herein should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, or financing activities, or other income or cash flow measures prepared in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in tabular form at the end of this press release.

CONFERENCE CALL INFORMATION

The Company will host a conference call today, Thursday, August 4, 2011, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its financial results for the quarter ended June 30, 2011. To access the call, please call the conference call operator at:

Dial in:	(877) 303-9205
Alternate dial-in:	(760) 536-5226

Please call in fifteen minutes prior to the scheduled start time and request to be connected to the "Cardtronics Second Quarter Earnings Conference Call." Additionally, a live audio webcast of the conference call will be available online through the investor relations section of the Company's website at www.cardtronics.com.

A digital replay of the conference call will be available through Thursday, August 18, 2011, and can be accessed by calling (855) 859-2056 or (404) 537-3406 and entering 85829448 for the conference ID. A replay of the conference call will also be available online through the Company's website subsequent to the call through September 3, 2011.

ABOUT CARDTRONICS

Cardtronics (Nasdaq:CATM) is the world's largest retail ATM owner. The Company operates over 37,100 ATMs in the United States, the United Kingdom, Mexico, and the Caribbean, primarily with well-known retailers such as 7-Eleven, Chevron, Costco, CVS/pharmacy, ExxonMobil, Hess, Rite Aid, Safeway, Target, and Walgreens. Cardtronics also assists in the operation of approximately 4,300 ATMs under managed services contracts with customers such as Kroger, Travelex, and Circle K. In addition to its retail ATM operations, the Company provides services to large and small banks, credit unions, and prepaid card issuers, allowing them to place their brands on 14,900 Cardtronics' ATMs and providing surcharge-free access through Cardtronics' Allpoint Network. www.cardtronics.com.

The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give the Company's current expectations or forecasts of future events, future financial performance, strategies, expectations, competitive environment, regulation, and availability of resources. The forward-looking statements contained in this release include, among other things, statements concerning projections, predictions, expectations, estimates or forecasts as to the Company's business, financial and operational results and future economic performance, and statements of management's goals and objectives and other similar expressions concerning matters that are not historical facts, including the expectation of operational and financial results from the contribution of the EDC business. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

  the Company's financial outlook and the financial outlook of the ATM industry;
  the Company's ability to respond to recent and future regulatory changes, including possible effects from the Dodd-Frank Wall Street Reform and Consumer Protection Act which could result in different behavior by consumers, retailers and banks;
  the Company's ability to respond to potential reductions in the amount of interchange fees that it receives from global and regional debit networks for transactions conducted on its ATMs;
  the Company's ability to provide new ATM solutions to retailers and financial institutions;
  the Company's ATM vault cash rental needs, including potential liquidity issues with its vault cash providers;
  the continued implementation of the Company's corporate strategy;
  the Company's ability to compete successfully with new and existing competitors;
  the Company's ability to renew and strengthen its existing customer relationships and add new customers;
  the Company's ability to meet the service levels required by its service level agreements with its customers;
  the Company's ability to pursue and successfully integrate acquisitions;
  the Company's ability to successfully manage its existing international operations and to continue to expand internationally;
  the Company's ability to prevent security breaches;
  the Company's ability to manage the risks associated with its third-party service providers failing to perform their contractual obligations;
  the Company's ability to manage concentration risks with key customers, vendors and service providers;
  changes in interest rates and foreign currency rates; and
  the additional risks the Company is exposed to in its U.K. armored transport business.

Other factors that could cause the Company's actual performance or results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

Consolidated Statements of Operations For the Three and Six Months Ended June 30, 2011 and 2010 (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except share and per share information)
Revenues:
ATM operating revenues	$ 141,429	$ 130,560	$ 274,528	$ 256,247
ATM product sales and other revenues	5,865	2,388	10,807	4,477
Total revenues	147,294	132,948	285,335	260,724
Cost of revenues:
Cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization shown separately below)	93,117	87,414	181,903	173,293
Cost of ATM product sales and other revenues	5,214	2,314	9,561	4,507
Total cost of revenues	98,331	89,728	191,464	177,800
Gross profit	48,963	43,220	93,871	82,924
Operating expenses:
Selling, general, and administrative expenses	13,268	10,272	26,272	21,415
Depreciation and accretion expense	11,437	10,264	22,807	20,486
Amortization expense	3,667	3,765	7,294	7,744
Loss on disposal of assets	86	1,095	163	1,472
Total operating expenses	28,458	25,396	56,536	51,117
Income from operations	20,505	17,824	37,335	31,807
Other expense:
Interest expense, net	4,754	7,314	9,567	14,632
Amortization of deferred financing costs and bond discounts	213	642	424	1,272
Other expense (income)	139	(332)	(60)	34
Total other expense	5,106	7,624	9,931	15,938
Income before income taxes	15,399	10,200	27,404	15,869
Income tax expense	6,657	1,952	12,104	3,391
Net income	8,742	8,248	15,300	12,478
Net income attributable to noncontrolling interests	27	45	105	310
Net income attributable to controlling interests and available to common stockholders	$ 8,715	$ 8,203	$ 15,195	$ 12,168

Net income per common share – basic	$ 0.20	$ 0.20	$ 0.35	$ 0.29
Net income per common share – diluted	$ 0.20	$ 0.19	$ 0.35	$ 0.29

Weighted average shares outstanding – basic	41,910,944	40,017,215	41,712,659	39,910,928
Weighted average shares outstanding – diluted	42,659,587	41,092,258	42,476,101	40,894,506

Condensed Consolidated Balance Sheets As of June 30, 2011 and December 31, 2010
	June 30, 2011	December 31, 2010
	(Unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$ 3,998	$ 3,189
Accounts and notes receivable, net	26,787	20,270
Inventory	1,770	1,795
Restricted cash, short-term	3,396	4,466
Current portion of deferred tax asset, net	13,780	15,017
Prepaid expenses, deferred costs, and other current assets	13,821	10,222
Total current assets	63,552	54,959
Property and equipment, net	162,209	156,465
Intangible assets, net	69,596	74,799
Goodwill	164,974	164,558
Deferred tax asset, net	738	715
Prepaid expenses, deferred costs, and other assets	20,338	3,819
Total assets	$ 481,407	$ 455,315

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and notes payable	$ 3,326	$ 3,076
Current portion of other long-term liabilities	24,755	24,493
Accounts payable and other accrued and current liabilities	67,592	71,425
Total current liabilities	95,673	98,994
Long-term liabilities:
Long-term debt	244,399	251,757
Deferred tax liability, net	16,276	10,268
Asset retirement obligations	29,052	26,657
Other long-term liabilities	32,899	23,385
Total liabilities	418,299	411,061
Stockholders' equity	63,108	44,254
Total liabilities and stockholders' equity	$ 481,407	$ 455,315

SELECTED INCOME STATEMENT DETAIL:

Total revenues by segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
United States	$ 115,693	$ 105,651	$ 226,029	$ 207,560
United Kingdom	25,011	20,343	46,069	38,964
Mexico	6,590	6,954	13,237	14,200
Total revenues	$ 147,294	$ 132,948	$ 285,335	$ 260,724

Breakout of ATM operating revenues:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Surcharge revenues	$ 69,531	$ 68,370	$ 135,361	$ 134,376
Interchange revenues	44,303	39,256	84,712	76,837
Bank branding and surcharge-free network revenues	21,872	19,861	43,553	38,993
Managed services revenues	2,302	576	4,250	1,045
Other revenues	3,421	2,497	6,652	4,996
Total ATM operating revenues	$ 141,429	$ 130,560	$ 274,528	$ 256,247

Total cost of revenues by segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
United States	$ 74,459	$ 69,270	$ 146,200	$ 137,741
United Kingdom	18,852	14,901	35,291	29,252
Mexico	5,020	5,557	9,973	10,807
Total cost of revenues	$ 98,331	$ 89,728	$ 191,464	$ 177,800

Breakout of cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Merchant commissions	$ 43,760	$ 42,520	$ 84,795	$ 83,120
Vault cash rental expense	9,563	9,536	18,813	18,881
Other costs of cash	12,713	11,283	24,968	23,009
Repairs and maintenance	9,359	8,968	18,777	17,893
Communications	4,201	3,820	8,109	7,602
Transaction processing	1,051	1,438	2,005	3,119
Stock-based compensation	253	169	518	368
Other expenses	12,217	9,680	23,918	19,301
Total cost of ATM operating revenues	$ 93,117	$ 87,414	$ 181,903	$ 173,293

Breakout of selling, general, and administrative expenses:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Employee costs	$ 6,424	$ 5,899	$ 13,325	$ 12,004
Stock-based compensation	2,140	1,268	4,105	2,528
Professional fees	1,479	1,082	3,026	2,866
Other	3,225	2,023	5,816	4,017
Total selling, general, and administrative expenses	$ 13,268	$ 10,272	$ 26,272	$ 21,415

Depreciation and accretion expense by segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
United States	$ 6,548	$ 6,709	$ 13,554	$ 13,330
United Kingdom	4,086	2,943	7,677	5,886
Mexico	803	612	1,576	1,270
Total depreciation and accretion expense	$ 11,437	$ 10,264	$ 22,807	$ 20,486

SELECTED BALANCE SHEET DETAIL:

Long-term debt:

	June 30, 2011	December 31, 2010
	(In thousands)
8.25% senior subordinated notes	$ 200,000	$ 200,000
Revolving credit facility	40,100	46,200
Equipment financing notes	7,625	8,633
Total long-term debt	$ 247,725	$ 254,833

Share count rollforward:

Total shares outstanding as of December 31, 2010	42,833,342
Shares repurchased	(145,251)
Shares issued – restricted stock grants and stock options exercised	725,735
Shares forfeited – restricted stock	(12,500)
Total shares outstanding as of June 30, 2011	43,401,326

SELECTED CASH FLOW DETAIL:

Selected cash flow statement amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Cash provided by operating activities	$ 16,084	$ 43,415	$ 31,039	$ 52,601
Cash used in investing activities	(10,348)	(12,407)	(25,397)	(21,012)
Cash used in financing activities	(5,520)	(1,569)	(4,671)	(2,366)
Effect of exchange rate changes on cash	98	(44)	(162)	417
Net increase in cash and cash equivalents	$ 314	$ 29,395	$ 809	$ 29,640
Cash and cash equivalents at beginning of period	3,684	10,694	3,189	10,449
Cash and cash equivalents at end of period	$ 3,998	$ 40,089	$ 3,998	$ 40,089

Key Operating Metrics For the Three and Six Months Ended June 30, 2011 and 2010 (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Average number of transacting ATMs:
United States: Company-owned	19,063	18,257	18,973	18,194
United Kingdom	3,200	2,795	3,109	2,754
Mexico	2,892	2,881	2,906	2,803
Subtotal	25,155	23,933	24,988	23,751
United States: Merchant-owned	8,215	8,673	8,260	8,750
Average number of transacting ATMs: ATM operations	33,370	32,606	33,248	32,501

United States: Managed services (1)	4,114	2,988	4,015	2,884
United Kingdom: Managed services	21	—	15	—
Average number of transacting ATMs: Managed services	4,135	2,988	4,030	2,884

Total average number of transacting ATMs	37,505	35,594	37,278	35,385

Total transactions (in thousands):
ATM operations	120,861	103,920	229,799	199,522
Managed services	6,082	3,993	11,530	7,462
Total transactions	126,943	107,913	241,329	206,984

Total cash withdrawal transactions (in thousands):
ATM operations	74,341	64,520	140,965	124,650
Managed services	4,078	3,099	7,809	5,860
Total cash withdrawal transactions	78,419	67,619	148,774	130,510

Per ATM per month amounts (excludes managed services):
Cash withdrawal transactions	743	660	707	639

ATM operating revenues	$ 1,390	$ 1,329	$ 1,355	$ 1,309
Cost of ATM operating revenues (2)	912	890	895	885
ATM operating gross profit (2) (3)	$ 478	$ 439	$ 460	$ 424

ATM operating gross margin (2) (3)	34.4%	33.0%	33.9%	32.4%

Capital expenditures (in thousands)	$ 10,348	$ 12,949	$ 25,397	$ 21,554
Capital expenditures, net of noncontrolling interests (in thousands)	$ 10,306	$ 11,903	$ 25,354	$ 20,335

___________________

(1)       Includes 2,498 and 2,545 ATMs for the three months ended June 30, 2011 and 2010, respectively, and 2,502 and 2,524 ATMs for the six months ended June 30, 2011 and 2010, respectively, for which the Company only provided EFT transaction processing services.

(2)       Amounts presented exclude the effect of depreciation, accretion, and amortization expense, which is presented separately in the Company's consolidated statements of operations.

(3)      ATM operating gross profit and ATM operating gross margin are measures of profitability that are calculated based on only the revenues and expenses that relate to operating ATMs in the Company's portfolio. Revenues and expenses relating to managed services and ATM equipment sales and other ATM-related services are not included.

Reconciliation of Net Income Attributable to Controlling Interests to Adjusted EBITDA and Adjusted Net Income For the Three and Six Months Ended June 30, 2011 and 2010 (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except share and per share amounts)
Net income attributable to controlling interests	$ 8,715	$ 8,203	$ 15,195	$ 12,168
Adjustments:
Interest expense, net	4,754	7,314	9,567	14,632
Amortization of deferred financing costs and bond discounts	213	642	424	1,272
Income tax expense	6,657	1,952	12,104	3,391
Depreciation and accretion expense	11,437	10,264	22,807	20,486
Amortization expense	3,667	3,765	7,294	7,744
EBITDA	$ 35,443	$ 32,140	$ 67,391	$ 59,693

Add back:
Loss on disposal of assets (1)	86	1,095	163	1,472
Other expense (income) (2)	102	(338)	(107)	3
Noncontrolling interests (3)	(500)	(435)	(995)	(872)
Stock-based compensation expense (4)	2,384	1,427	4,605	2,876
Acquisition-related costs	343	—	343	—
Adjusted EBITDA	$ 37,858	$ 33,889	$ 71,400	$ 63,172
Less:
Interest expense, net (4)	4,657	7,191	9,365	14,388
Depreciation and accretion expense (4)	11,043	9,964	22,034	19,864
Income tax expense (at 35%) (5)	7,755	5,857	14,000	10,122
Adjusted Net Income	$ 14,403	$ 10,877	$ 26,001	$ 18,798

Adjusted Net Income per share	$ 0.34	$ 0.27	$ 0.62	$ 0.47
Adjusted Net Income per diluted share	$ 0.34	$ 0.26	$ 0.61	$ 0.46

Weighted average shares outstanding – basic	41,910,944	40,017,215	41,712,659	39,910,928
Weighted average shares outstanding – diluted	42,659,587	41,092,258	42,476,101	40,894,506

____________

(1)       Primarily comprised of losses on the disposal of fixed assets that were incurred with the deinstallation of ATMs during the periods.

(2)       Amounts exclude unrealized and realized (gains) losses related to derivatives not designated as hedging instruments.

(3)       Noncontrolling interests adjustment made such that Adjusted EBITDA includes only the Company's 51% ownership interest in the Adjusted EBITDA of its Mexico subsidiary.

(4)       Amounts exclude 49% of the expenses incurred by the Company's Mexico subsidiary as such amounts are allocable to the noncontrolling interest shareholders.

(5)       35% represents the Company's estimated long-term, cross-jurisdictional effective tax rate.

Reconciliation of Free Cash Flow For the Three and Six Months Ended June 30, 2011 and 2010 (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Cash provided by operating activities	$ 16,084	$ 43,415	$ 31,039	$ 52,601
Payments for capital expenditures:
Cash used in investing activities	(10,348)	(12,407)	(25,397)	(21,012)
Fixed assets financed by direct debt	—	(542)	—	(542)
Total payments for capital expenditures	(10,348)	(12,949)	(25,397)	(21,554)
Free cash flow	$ 5,736	$ 30,466	$ 5,642	$ 31,047

Reconciliation of Estimated Net Income to EBITDA, Adjusted EBITDA, and Adjusted Net Income For the Year Ending December 31, 2011 (Unaudited)
	Estimated Range Full Year 2011
	(In millions)
Net income	$ 31.3	--	$ 33.1
Adjustments:
Interest expense, net	20.4	--	20.4
Amortization of deferred financing costs	0.9	--	0.9
Income tax expense	23.5	--	24.7
Depreciation and accretion expense	48.5	--	48.5
Amortization expense	17.8	--	17.8
EBITDA	$ 142.4	--	$ 145.4

Add back:
Noncontrolling interests	(1.9)	--	(1.9)
Loss on disposal of assets	0.4	--	0.4
Stock-based compensation expense	9.1	--	9.1
Adjusted EBITDA	$ 150.0	--	$ 153.0
Less:
Interest expense, net (1)	20.0	--	20.0
Depreciation and accretion expense (1)	47.0	--	47.0
Income tax expense (at 35%) (2)	29.0	--	30.1
Adjusted Net Income	$ 54.0	--	$ 55.9

Adjusted Net Income per diluted share	$ 1.26	--	$ 1.31

Weighted average shares outstanding – diluted	42.8	--	42.8

__________________

(1)       Amounts exclude 49% of the expenses to be incurred by the Company's Mexico subsidiary as such amounts are allocable to the noncontrolling interest shareholders.

(2)       35% represents the Company's estimated long-term, cross-jurisdictional effective tax rate.

Cardtronics and Allpoint are registered trademarks of Cardtronics, Inc.

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CONTACT: Cardtronics - Media
         Nick Pappathopoulos
         Director - Public Relations
         832-308-4396
         npappathopoulos@cardtronics.com

         Cardtronics - Investors
         Chris Brewster
         Chief Financial Officer
         832-308-4128
         cbrewster@cardtronics.com